UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant To Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): January 25, 2023

TD SYNNEX CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	001-31892	94-2703333
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

44201 Nobel Drive, Fremont, California	94538
(Address of principal executive offices)	(Zip Code)

(510) 656-3333

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, par value $0.001 per share	SNX	The New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter.

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 8.01	Other Events.

On January 25, 2023, TD SYNNEX Corporation (the “Company”) and certain entities managed by affiliates of Apollo Global Management, Inc. (the “Selling Stockholders”) entered into an underwriting agreement (the “Underwriting Agreement”) with the several underwriters named in the Underwriting Agreement (collectively, the “Underwriters”), relating to the secondary public offering (the “Offering”) of an aggregate of 4,500,000 shares of the common stock of the Company, par value $0.001 per share (the “Common Stock”) to be sold by the Selling Stockholders, at a price to the public of $97.00 per share. Under the terms of the Underwriting Agreement, the Selling Stockholders granted the Underwriters a 30-day option to purchase up to an additional 675,000 shares of Common Stock held by the Selling Stockholders. The Company will not receive any of the proceeds from the sale of shares of Common Stock by the Selling Stockholders in the Offering.

Also pursuant to the Underwriting Agreement, the Company agreed to purchase from the Underwriters 900,000 shares of Common Stock to be sold by the Selling Stockholders in the Offering, at the offering price (the “Concurrent Share Repurchase”). The terms and conditions of the Concurrent Share Repurchase were reviewed and approved by the Audit Committee of the Company’s board of directors, comprised of independent and disinterested directors of the Company. The Concurrent Share Repurchase will be made under the Company’s existing $1 billion share repurchase program, and the Company plans to use existing cash on hand to fund the Concurrent Share Repurchase. The Underwriters will not receive any underwriting discount for the shares of Common Stock to be repurchased by the Company.

The Offering is being made pursuant to a shelf registration statement on Form S-3 (File No. 333-259270) filed with the Securities and Exchange Commission (the “SEC”) and which became effective on September 2, 2021 (the “Registration Statement”), a prospectus, dated September 2, 2021 included as part of the Registration Statement and a preliminary prospectus supplement, dated January 25, 2023 and filed with the SEC on January 25, 2023. A copy of the legal opinion relating to the legality of the issuance and sale of Common Stock in the Offering is attached as Exhibit 5.1 to this Current Report on Form 8-K. The Underwriting Agreement contains certain customary representations, warranties and agreements by the Company and the Selling Stockholders, conditions to closing, indemnification rights and obligations of the parties and termination rights. Certain of the Underwriters and their respective affiliates have, from time to time, performed, and may in the future perform, various investment banking services for the Company for which they received or will receive customary fees and expenses.

The foregoing description of the terms of the Underwriting Agreement does not purport to be a complete description of the rights and obligations of the parties thereunder and is qualified in its entirety by reference to Exhibit 1.1 incorporated herein by reference.

On January 25, 2023, the Company issued a press release announcing the pricing of the Offering. A copy of the press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

This Current Report on Form 8-K does not constitute an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any sale of any securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction. Any offers, solicitations or offers to buy, or any sales of securities will be made in accordance with the registration requirements of the Securities Act.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

1.1	Underwriting Agreement, dated as of January 25, 2023, among TD SYNNEX Corporation, the selling stockholders named therein and the several underwriters named therein.

5.1	Opinion of Pillsbury Winthrop Shaw & Pittman LLP.

23.1	Consent of Pillsbury Winthrop Shaw & Pittman LLP (included in Exhibit 5.1).

99.1	Press Release, dated January 25, 2023.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: January 26, 2023	TD SYNNEX CORPORATION

	By:	/s/ David Vetter
David Vetter
Chief Legal Officer and Corporate Secretary